Exhibit 2.1

EXCHANGE AGREEMENT

by and among

BERKSHIRE HATHAWAY INC.

GENERAL REINSURANCE CORPORATION

WHITE MOUNTAINS INSURANCE GROUP, LTD.

and

RAILSPLITTER HOLDINGS CORPORATION

As of March 8, 2008

TABLE OF CONTENTS

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Page

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EXHIBITS

EXHIBIT A	Form of Note Reimbursement Agreement
EXHIBIT B	Valuation of Gross Assets and Investment Assets
EXHIBIT C	Term Sheet for Credit Support Agreement

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This EXCHANGE AGREEMENT, dated as of March 8, 2008 (this “Agreement”), is entered into by and among BERKSHIRE HATHAWAY INC., a Delaware corporation (“Berkshire Hathaway”), GENERAL REINSURANCE CORPORATION, a Delaware corporation and an indirect, wholly owned subsidiary of Berkshire Hathaway (“General Reinsurance”), WHITE MOUNTAINS INSURANCE GROUP, LTD., a company existing under the laws of Bermuda (“White Mountains”), and RAILSPLITTER HOLDINGS CORPORATION, a Delaware corporation and a wholly owned subsidiary of White Mountains (the “Company”).

W I T N E S S E T H:

WHEREAS, prior to the Closing, White Mountains will complete the Reorganization, pursuant to which the Company will hold (i) the CCIC Shares, (ii) the IAG Shares and (iii) the Cash Amount;

WHEREAS, upon the terms and conditions set forth in this Agreement, (i) White Mountains desires to exchange all of the capital stock of the Company, consisting solely of the Company Shares, for the General Reinsurance WM Units, and (ii) General Reinsurance desires to exchange the General Reinsurance WM Units for the Company Shares; and

WHEREAS, the parties hereto intend the Exchange to qualify for the Intended Tax-Free Treatment.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

SECTION 1.01.  Certain Definitions.

As used in this Agreement and the Disclosure Schedules hereto, the following terms have the respective meanings set forth below.

“ACIC” means American Centennial Insurance Company, a Delaware corporation and a direct, wholly owned subsidiary of IAG.

“Actionable Breach” means, with respect to any party, (A) the refusal to consummate the Exchange despite the fact that all of the conditions to such party’s obligation to consummate the Exchange set forth in Article VIII of this Agreement have been satisfied or properly waived and not withdrawn, or (B) such party’s or any of its Subsidiaries’ act (including a misrepresentation), or failure to take a required action, with the knowledge or intent (or with the reckless disregard for the fact) that such act or failure to take a required action (i) breached any Transaction Agreement, the Tax Representation Letter of White Mountains (if such party is White Mountains) or the Tax Representation Letter of Berkshire Hathaway (if such party is Berkshire Hathaway) and (ii)(x) caused a condition to Closing not to be satisfied or to become incapable of fulfillment by the Termination Date and/or (y) caused a Material Increase in Tax Risk.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Berkshire Parties” means Berkshire Hathaway and General Reinsurance.

“Berkshire Tax Risk Certificate” means a certificate, signed on behalf of Berkshire Hathaway by an authorized officer of Berkshire Hathaway, (i) stating that a Material Increase in Tax Risk has occurred and (ii) specifically identifying and describing in detail the reason(s) for such Material Increase in Tax Risk.

“BICC” means British Insurance Company of Cayman, a Cayman Islands company and a direct, wholly owned subsidiary of IAG.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in (i) New York City or (ii) Hamilton, Bermuda are authorized by law or executive order to be closed.

“CCIC” means Commercial Casualty Insurance Company, a California corporation.

“Code” has the meaning assigned to such term in Section 1.01 of the Tax Matters Agreement.

“Controlled Group Liability” means any liability (i) under Section 302 of ERISA, Title IV of ERISA, Section 412 of the Code, Section 52(a) of the Code or the Coal Industry Retiree Health Benefit Act of 1992, as amended, or (ii) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and  Sections 9801 et seq. of the Code.

“Cravath Tax Risk Letter” means a letter from Cravath, Swaine & Moore LLP addressed to White Mountains, reasonably satisfactory in form and substance to Berkshire Hathaway, stating that Cravath, Swaine & Moore LLP could not, as of the date of such letter, provide its Tax Opinion for the same reason(s) identified in the White Mountains Tax Risk Certificate.

“Disclosure Schedule” means the White Mountains Disclosure Schedule or the Berkshire Disclosure Schedule, as the context requires.

“Employee” means each employee who, as of the Closing (or such other time as is specified in the context where used) is employed by a Transferred Subsidiary, it being understood that Morgan Davis is not, and will not as of the Closing be, an employee of any Transferred Subsidiary and is therefore not an “Employee” for purposes of this Agreement.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other compensation or employee benefit plan, program or arrangement, other than any such plan, program or arrangement that is mandated by applicable Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Determination” has the meaning assigned to such term in Section 1.01 of the Tax Matters Agreement.

“GAAP” means United States generally accepted accounting principles.

“General Reinsurance Transaction Tax” has the meaning assigned to such term in Section 1.01 of the Tax Matters Agreement.

“Governmental Authority” means any supranational, national, U.S. federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“IAG” means International American Group, Inc., a Delaware corporation.

“IAG Subsidiaries” means, collectively, ACIC, BICC and IAMC.

“IAG Subsidiary Shares” means the outstanding shares of common stock, common shares or ordinary shares, as applicable, of each of the IAG Subsidiaries.

“IAMC” means International American Management Company, a Delaware corporation and a direct, wholly owned subsidiary of IAG.

“Intended Tax-Free Treatment” has the meaning assigned to such term in the recitals of the Tax Matters Agreement.

“IRS” has the meaning assigned to such term in Section 1.01 of the Tax Matters Agreement.

“Law” means any statute, law, ordinance, rule, administrative ruling, regulation, registration, permit, order, license, decree or judgment, including any of the foregoing as they relate to Tax.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

“Liabilities” means any and all debts, liabilities, commitments and obligations of every kind, nature, character and description whatsoever, whenever arising, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, asserted or unasserted, due or to become due, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement that grants to any Person any security interest, including any restriction on the transfer of any asset, any right of first offer, right of first refusal, right of first negotiation, preemptive right or any similar right in favor of any Person, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, pledge, sell or otherwise dispose of any security, but excluding any such restrictions, limitations and other encumbrances for Taxes not yet due and payable.

“Material Increase in Tax Risk” means any material increase since the date of this Agreement in the risk that the Exchange will not qualify for the Intended Tax-Free Treatment.  For the avoidance of doubt, the inability of the parties to rely on the IRS Ruling at any time after such ruling is issued will be deemed to be a Material Increase in Tax Risk.

“Munger Tax Risk Letter” means a letter from Munger, Tolles & Olson LLP addressed to Berkshire Hathaway, reasonably satisfactory in form and substance to White Mountains, stating that Munger, Tolles & Olson LLP could not, as of the date of such letter, provide its Tax Opinion for the same reason(s) identified in the Berkshire Tax Risk Certificate.

“Non-Qualification Event” means (i) the mutual written agreement of White Mountains and Berkshire Hathaway to report the Exchange as taxable, (ii) both of White Mountains and Berkshire Hathaway in fact report the Exchange as taxable, (iii) Berkshire Hathaway exercising its right pursuant to Section 9.02(a) to require the consummation of the Transactions (but only if Berkshire Hathaway provides White Mountains with a notice that it intends to report the Exchange as taxable or in fact reports the Exchange as taxable), (iv) White Mountains exercising its right pursuant to Section 9.02(b) to require the consummation of the Transactions or (v) a Final Determination that the Exchange does not qualify for the Intended Tax-Free Treatment.

“Note Reimbursement Agreement” means the Note Reimbursement Agreement by and among the Company, General Reinsurance and Folksamerica Holding Company, Inc., the form of which is attached as Exhibit A hereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests) of which is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Tax” has the meaning assigned to such term in Section 1.01 of the Tax Matters Agreement.

“Tax Authority” has the meaning assigned to such term in Section 1.01 of the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, dated the date of this Agreement, by and among Berkshire Hathaway, General Reinsurance, White Mountains and the Company.

“Tax Opinions” means (i) the opinion of Cravath, Swaine & Moore LLP received by White Mountains and (ii) the opinion of Munger, Tolles & Olson LLP received by General Reinsurance, that the Exchange should qualify for the Intended Tax-Free Treatment.  For the avoidance of doubt, the Tax Opinions will not address the tax treatment of the Exchange to White Mountains or its Affiliates.

“Tax Representation Letters” has the meaning assigned to such term in Section 1.01 of the Tax Matters Agreement.

“Tax Return” has the meaning assigned to such term in Section 1.01 of the Tax Matters Agreement.

“Termination Notice” means a notice stating that the party delivering the notice wishes to terminate the Agreement pursuant to Section 9.01 and specifically identifying and describing in detail the reason(s) that such party has a right to terminate, including a statement whether the delivering party believes such reason arose from an Actionable Breach.

“Transaction Agreements” means this Agreement, the Tax Matters Agreement, the Note Reimbursement Agreement and the Credit Support Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Reorganization and the Exchange.

“Transferred Subsidiaries” means, collectively, the Company, IAG, the IAG Subsidiaries and CCIC.

“Transferred Subsidiary Benefit Plan” means any Employee Benefit Plan that is sponsored by a Transferred Subsidiary or any employment agreement between a Transferred Subsidiary, on the one hand, and an employee of a Transferred Subsidiary, on the other hand.

“White Mountains Tax Risk Certificate” means a certificate, signed on behalf of White Mountains by an authorized officer of White Mountains, (i) stating that a Material Increase in Tax Risk has occurred and (ii) specifically identifying and describing in detail the reason(s) for such Material Increase in Tax Risk.

SECTION 1.02.  Terms Defined in Other Sections.  The following terms are defined elsewhere in this Agreement in the following Sections:

Accounting Firm	Section 2.01(c)
Agreed Upon Share Price	Section 2.01(d)(i)
Agreement	Preamble
Annual Statutory Statements	Section 4.07(c)
Base Cash Amount	Section 2.01(d)(ii)
Berkshire 401(k) Plan	Section 6.06
Berkshire Disclosure Schedule	Article V
Berkshire Hathaway	Preamble
Berkshire Indemnified Parties	Section 10.02(a)
Berkshire Specified Representations	Section 10.01
Cash Amount	Section 2.01(b)
CCIC Balance Sheet	Section 4.07(a)
CCIC Financial Statements	Section 4.07(a)
CCIC Shares	Section 4.06(a)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Shares	Section 4.05(a)
Convertible WM Security	Section 6.07
Credit Support Agreement	Section 7.02
Damages	Section 10.02(d)
Exchange	Section 2.01(a)
General Reinsurance	Preamble
General Reinsurance WM Units	Section 2.01(d)(iii)
Gerling	Section 4.09
IAG Balance Sheet	Section 4.07(b)
IAG Financial Statements	Section 4.07(b)

IAG Shares	Section 4.06(c)
IAG and Sub Balance Sheet	Section 4.07(b)
Indemnified Party	Section 10.02(c)
Indemnifying Party	Section 10.02(c)
Information	Section 6.04(a)
Insurance Regulator	Section 4.07(c)
IRS Ruling	Section 8.01(c)
Maximum Cash Amount	Section 2.01(d)(iv)
Methodology	Section 2.01(c)
Ordinary Course of Business	Section 6.01(a)
Quarterly Statutory Statements	Section 4.07(c)
Reorganization	Section 3.01
Reorganization Date	Section 3.01
Representatives	Section 6.04(a)
SAP	Section 4.07(c)
Statutory Statements	Section 4.07(c)
Survival End Date	Section 10.01
Termination Date	Section 9.01(b)
Third Party Claims	Section 10.02(c)
White Mountains	Preamble
White Mountains 401(k) Plan	Section 6.06
White Mountains Disclosure Schedule	Article IV
White Mountains Indemnified Parties	Section 10.02(b)
White Mountains Information	Section 5.06(b)
White Mountains Specified Representations	Section 10.01
White Mountains Unit	Section 2.01(d)(v)

ARTICLE II

EXCHANGE OF STOCK; DETERMINATION OF CASH AMOUNT; CLOSING

SECTION 2.01.  Exchange of Stock; Determination of Cash Amount.  (a)  Upon the terms and subject to the conditions of this Agreement:

  (i)  White Mountains will assign, transfer, convey and deliver to General Reinsurance all of the capital stock of the Company, consisting solely of the Company Shares, and General Reinsurance will accept and acquire from White Mountains such Company Shares (free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, arising under securities Laws of general applicability or created by Berkshire Hathaway or any of its Affiliates); and

 (ii)  General Reinsurance will assign, transfer, convey and deliver to White Mountains, and White Mountains will accept and acquire from General Reinsurance, in exchange for the Company Shares, the General Reinsurance WM Units (free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, arising under securities Laws of general applicability or created by White Mountains or any of its Affiliates) (clauses (i) and (ii) of this Section 2.01(a) are herein referred to collectively as the “Exchange”).

(b)  The cash amount to be contributed to the Company immediately prior to the Exchange (the “Cash Amount”) shall be:

  (i)  if a Non-Qualification Event has occurred as a result of Berkshire Hathaway exercising its right pursuant to Section 9.02(a) to require the consummation of the Transactions, then the Cash Amount shall be the Base Cash Amount;

 (ii)  if a Non-Qualification Event has occurred as a result of White Mountains exercising its right pursuant to Section 9.02(b) to require the consummation of the Transactions, then the Cash Amount shall be the Base Cash Amount plus U.S. $251,600,000;

(iii)  if a Non-Qualification Event has occurred and neither Berkshire Hathaway nor White Mountains has exercised its right pursuant to Section 9.02 to require the consummation of the Transactions, then the Cash Amount shall be the Base Cash Amount plus U.S. $125,800,000; and

(iv)  if a Non-Qualification Event has not occurred, then the Cash Amount shall be the lesser of (i) the Base Cash Amount and (ii) the Maximum Cash Amount.

(c)  Unless a Non-Qualification Event has occurred (in which case this Section 2.01(c) shall not apply), prior to the third Business Day following the receipt by White Mountains and Berkshire Hathaway of the IRS Ruling, White Mountains and Berkshire Hathaway shall, solely for purposes of determining the Maximum Cash Amount, mutually determine in good faith (i) the aggregate fair market value of the gross assets that the Company and its Subsidiaries will hold immediately after the Exchange (not taking into account any cash to be contributed pursuant to Section 2.01(b)), and (ii) the aggregate fair market value of the “investment assets” (as defined in Section 355(g) of the Code) that the Company and its Subsidiaries will hold immediately after the Exchange (not taking into account any cash to be contributed pursuant to Section 2.01(b)); provided that such determination shall be made in a manner consistent with the methodology used to prepare Exhibit B, which methodology shall be modified from time to time to take into account guidance (whether oral or written), if any, received from the IRS regarding the application of Section 355(g) of the Code (as so modified, the “Methodology”).  If such determination is not made prior to the third Business Day following the receipt by White Mountains and Berkshire Hathaway of the IRS Ruling because of good faith disagreement between White Mountains and Berkshire Hathaway, then the determination of the matter or matters with respect to which there is disagreement shall be made as soon as reasonably practicable by KPMG LLP, or another nationally recognized independent public accounting firm reasonably satisfactory to both White Mountains and Berkshire Hathaway (the “Accounting Firm”).  The Accounting Firm shall, as soon as reasonably practicable, and after consulting with both White Mountains and Berkshire Hathaway, prepare and deliver to White Mountains and Berkshire Hathaway a preliminary report reflecting its determination of the matter or matters with respect to which there is disagreement, it being understood that such determination shall be consistent with the first sentence of this Section 2.01(c) (including the requirement that any determination shall be made in a manner consistent with the Methodology).  The Accounting Firm shall respond to any questions of and consider in good faith any comments on such preliminary report submitted to the Accounting Firm by White Mountains and Berkshire Hathaway on or before the fifth Business Day following the date such preliminary report is provided to White Mountains and Berkshire Hathaway.  Thereafter, the Accounting Firm shall, as soon as reasonably practicable (but no later than 10 Business Days after the date of the preliminary report), prepare and deliver to White Mountains and Berkshire Hathaway a report reflecting its final determination of the matter or matters with respect to which there is disagreement, it being understood that such determination shall be consistent with the first sentence of this Section 2.01(c) (including the requirement that any determination shall be made in a manner consistent with the Methodology).  Such determination shall be final and binding on the parties hereto.  White Mountains shall, and shall cause its Affiliates to, cooperate with and provide the Accounting Firm reasonable access to the books and records, accountants and advisors of White Mountains in connection with the Accounting Firm’s preparation of such reports.  All fees and expenses incident to the obtaining of any such reports shall be borne equally by White Mountains and Berkshire Hathaway.

(d)  For purposes of this Agreement:

  (i)  “Agreed Upon Share Price” means U.S. $485;

 (ii)  “Base Cash Amount” means U.S. $751,237,000;

(iii)  “General Reinsurance WM Units” means 1,724,200 White Mountains Units, minus (if and only if (x) a Non-Qualification Event has not occurred and (y) the Base Cash Amount exceeds the Maximum Cash Amount) the number of White Mountains Units equal to the quotient (rounded to the nearest whole number) resulting from dividing (A) the excess of the Base Cash Amount over the Maximum Cash Amount by (B) the Agreed Upon Share Price;

(iv)  “Maximum Cash Amount” means the amount, in U.S. dollars, that is equal to (A) two times the aggregate fair market value of the gross assets other than “investment assets” (as defined in Section 355(g) of the Code) that the Company and its Subsidiaries will hold immediately after the Exchange (not taking into account any cash to be contributed pursuant to Section 2.01(b)) minus (B) the aggregate fair market value of the “investment assets” (as defined in Section 355(g) of the Code) the Company and its Subsidiaries will hold immediately after the Exchange (not taking into account any cash to be contributed pursuant to Section 2.01(b)) minus (C) U.S. $15,000,000, and in the case of (A) and (B), using the fair market values determined in accordance with Section 2.01(c); and

 (v)  “White Mountains Unit” means, as applicable, either (x) a common share, par value U.S. $1.00 per share, of White Mountains owned by General Reinsurance on the date of this Agreement, or (y) all consideration that such common share, in one or more transactions, is converted, exchanged or otherwise transformed into if, following the date of this Agreement and prior to the Closing, General Reinsurance receives such consideration, in one or more transactions, for such common share pursuant to a subdivision, share split, consolidation, share dividend, combination, reclassification, merger, exchange offer or other transaction that results in the conversion, exchange or other transformation of such common share into such consideration.

SECTION 2.02.  Closing.  The closing (the “Closing”) of the Exchange and the other transactions contemplated hereby to occur concurrently therewith shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York on the fifth Business Day following the time at which the conditions set forth in Article VIII are satisfied or waived (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing or, to the extent permitted, waived), or at such other time or place as White Mountains and Berkshire Hathaway may agree.  The date and time upon which the Closing occurs is referred to as the “Closing Date”.

SECTION 2.03.  White Mountains’ Deliveries at the Closing.  At the Closing, White Mountains will deliver or cause to be delivered to Berkshire Hathaway the following:

(a)  one or more stock certificates representing all of the issued and outstanding Company Shares, together with stock powers executed in blank, in proper form for transfer, with any required transfer stamps affixed thereto;

(b)  the stock books, stock ledgers and minute books of each Transferred Subsidiary;

(c)  a certificate of an authorized officer of White Mountains pursuant to Sections 6.10(b) (if a Non-Qualification Event has not occurred), 8.02(a) and 8.02(b) hereof;

(d)  letters of resignation, dated as of the Closing Date, from each of the directors of the Company and each of its Subsidiaries;

(e)  all books and records of or relating primarily to any Transferred Subsidiary in the possession or control of White Mountains or any of its Subsidiaries (provided that White Mountains may retain (i) any such books and records to the extent relating to businesses of White Mountains and its Subsidiaries, other than the Transferred Subsidiaries, and shall provide copies of the relevant portions thereof to Berkshire Hathaway, (ii) all records and analyses prepared in connection with the Exchange and (iii) all Tax records, and shall provide to Berkshire Hathaway (to the extent not previously provided) copies of (A) the separate Tax Returns of, or with respect to, the Transferred Subsidiaries, (B) the relevant portions of any other Tax Returns and (C) other existing Tax records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the Transferred Subsidiaries, or to defend or contest Tax matters relevant to the Transferred Subsidiaries for all taxable periods for which the applicable statute of limitations on assessment remains open, including, in each case, all Tax records related to Tax attributes of the Transferred Subsidiaries and any and all communications or agreements with, or rulings by, any Tax Authority with respect to any Transferred Subsidiary);

(f)  each Transaction Agreement to which White Mountains or any of its Affiliates, including any Transferred Subsidiary, is anticipated to be a party hereby, duly executed by such Person; and

(g)  such other documents as are reasonably required by Berkshire Hathaway to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of White Mountains and its relevant Affiliates (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept).

SECTION 2.04.  Berkshire Hathaway’s Deliveries at the Closing.  At the Closing, Berkshire Hathaway will deliver or cause to be delivered to White Mountains the following:

(a)  one or more stock certificates representing all shares included in the General Reinsurance WM Units;

(b)  a certificate of an authorized officer of Berkshire Hathaway pursuant to Sections 6.10(b) (if a Non-Qualification Event has not occurred), 8.03(a) and 8.03(b) hereof;

(c)  each Transaction Agreement to which Berkshire Hathaway or any of its Affiliates is anticipated to be a party hereby, duly executed by such Person; and

(d)  such other documents as are reasonably required by White Mountains to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of Berkshire Hathaway and its relevant Affiliates (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept).

ARTICLE III

REORGANIZATION OF THE COMPANY

SECTION 3.01.  Reorganization.  White Mountains agrees that, prior to the Closing Date, White Mountains shall, and shall cause its Subsidiaries to, complete the reorganization of the Company (the “Reorganization”) such that after the Reorganization (the date on which the Reorganization is complete, the “Reorganization Date”):

(a)  White Mountains shall be the sole and direct shareholder of the Company; and

(b)  the Company shall be the sole and direct owner of the CCIC Shares and the IAG Shares, the indirect owner of the IAG Subsidiary Shares (all of which shall be held directly by IAG) and shall hold directly the Cash Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WHITE MOUNTAINS

White Mountains represents and warrants to the Berkshire Parties, except as otherwise specifically disclosed to the Berkshire Parties in the disclosure schedule attached to this Agreement (the “White Mountains Disclosure Schedule”), as of the date of this Agreement (or, if made as of a specified date, as of such specified date), as follows:

SECTION 4.01.  Organization.  Each of White Mountains and the Transferred Subsidiaries has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept) and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date of this Agreement.  Each of White Mountains and the Transferred Subsidiaries is licensed to do business in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such license, except for such failures to be so licensed that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Transferred Subsidiaries, taken as a whole.

SECTION 4.02.  Corporate Power and Authority.  White Mountains and each of its Subsidiaries that is or will be a party to the Transaction Agreements has all requisite corporate power and authority to enter into and deliver the Transaction Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Tax Matters Agreement by each of White Mountains and the Company and the consummation by each of White Mountains and the Company of the transactions contemplated hereby and thereby, and the execution, delivery and performance of the other Transaction Agreements by White Mountains and each of its Subsidiaries that is, or, as of the Closing, will be, a party thereto and the consummation of the transactions contemplated thereby, have been, or, with respect to the other Transaction Agreements and the transactions contemplated thereby, will, as of the Closing, be duly authorized by all necessary action or proceeding on the part of each such Person.  Each of this Agreement and the Tax Matters Agreement has been duly executed and delivered by each of White Mountains and the Company and constitutes the legal, valid and binding obligation of each of White Mountains and the Company, enforceable against such Person in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).  The other Transaction Agreements will, as of the Closing, be duly executed and delivered by White Mountains and each of its Subsidiaries that is or is specified to be a party thereto and will, as of the Closing, constitute the legal, valid and binding obligations of White Mountains and each such Subsidiary, enforceable against each such Person in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

SECTION 4.03.  Non-Contravention.  The execution and delivery of the Transaction Agreements by White Mountains and the Company do not, and White Mountains’ and its Subsidiaries’ performance hereunder and thereunder and the consummation of the Transactions will not (a) violate any provision of the articles of incorporation or bylaws, or similar governing documents, of White Mountains or any Transferred Subsidiary, (b) materially violate or constitute a material breach of or default under (with or without notice or lapse of time, or both), or permit termination, modification or acceleration under, (i) any material contract to which any Transferred Subsidiary is bound or (ii) any material contract to which White Mountains is bound that, if so violated or breached, would prevent or materially delay the consummation of the Transactions, (c) materially violate any material Law of any Governmental Authority applicable to White Mountains or any Transferred Subsidiary, (d) result in the cancellation, modification, revocation or suspension of any material license or other approval of any Governmental Authority granted to any Transferred Subsidiary, or (e) result in the imposition or creation of any material Lien upon or with respect to any of the material properties or assets of any Transferred Subsidiary, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Berkshire Hathaway or any of its Affiliates.

SECTION 4.04.  Consents.  The execution and delivery by White Mountains and the Company of the Transaction Agreements, White Mountains’ and the Company’s performance hereunder and thereunder, and the consummation of the Transactions do not require any material consent or approval of any Governmental Authority, or trigger any material consent or approval rights under any material contract to which any Transferred Subsidiary is a party, other than the filing of appropriate documents with and approval of the Commissioner of Insurance of the State of California, the Cayman Islands Monetary Authority and the Insurance Commissioner of the State of Delaware.

SECTION 4.05.  Capitalization of the Company; Ownership of Company Shares; Company Subsidiaries.

(a)  As of the Closing Date, the authorized share capital of the Company will consist solely of 100 common shares, par value U.S. $0.01 per share, of which 100 shares will be issued and outstanding (the “Company Shares”).  As of the Closing Date, White Mountains will be the record and beneficial owner of and will have good and valid title to all the Company Shares, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Berkshire Hathaway or any of its Affiliates, and all of the Company Shares will have been duly authorized and validly issued, fully paid and non-assessable, and will not be subject to or issued in violation of any preemptive rights or have been issued in violation of the securities Laws of the United States.  Immediately after the Closing, General Reinsurance will have good and valid title to all of the Company Shares, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Berkshire Hathaway or any of its Affiliates.

(b)  Except for the Company Shares, immediately after the Closing, there will be no outstanding (i) shares of capital stock or voting securities of, or other ownership interests in, the Company, (ii) securities of any Person convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, the Company or (iii) options or other rights to acquire from any Person, or other obligations of the Company to issue or to make any payments based on, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exercisable or exchangeable for, any capital stock or other voting securities of the Company.  Immediately after the Closing, there will be no outstanding bonds, debentures, notes or other indebtedness of the Company, including any outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or that are or, after the passage of time, may be convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(c)  The Company will have, immediately prior to the Reorganization, no Subsidiaries.  Following the Reorganization, on and as of the Closing Date, (i) the Company’s Subsidiaries will consist solely of CCIC, IAG and the IAG Subsidiaries, (ii) CCIC and each IAG Subsidiary will have no Subsidiaries and (iii) IAG’s Subsidiaries will consist solely of the IAG Subsidiaries.

SECTION 4.06.  Capitalization of CCIC and IAG; Ownership of CCIC Shares, IAG Shares and IAG Subsidiary Shares.

(a)  As of the Closing Date, the authorized capital stock of CCIC will consist of 10,000 common shares, par value U.S. $300.00 per share, of which 10,000 shares will be issued and outstanding (the “CCIC Shares”).  As of the Closing Date, all of the CCIC Shares will have been duly authorized and validly issued, fully paid and nonassessable, and will not be subject to or issued in violation of any preemptive rights or have been issued in violation of the securities Laws of the United States.  As of the Closing Date, other than the CCIC Shares owned by the Company, neither White Mountains nor any of its Subsidiaries will own, directly or indirectly, any CCIC Shares (or any direct or indirect interest in any CCIC Shares).  Immediately after the Closing, the Company will be the record and beneficial owner of and will have good and valid title to all of the CCIC Shares, in each case, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Berkshire Hathaway or any of its Affiliates.

(b)  Except for the CCIC Shares, immediately after the Closing, there will be no outstanding (i) shares of capital stock or voting securities of, or other ownership interests in, CCIC, (ii) securities of any Person convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, CCIC or (iii) options or other rights to acquire from any Person, or other obligations of CCIC to issue or to make any payments based on, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exercisable or exchangeable for, any capital stock or other voting securities of CCIC.  Immediately after the Closing, there will be no outstanding bonds, debentures, notes or other indebtedness of CCIC that have the right to vote (or that are or, after the passage of time, may be convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of CCIC may vote.

(c)  As of the Closing Date, the authorized capital stock of IAG will consist of 1,000 common shares, par value U.S. $1.00 per share, of which 1,000 shares will be issued and outstanding (the “IAG Shares”).  As of the Closing Date, all of the IAG Shares will have been duly authorized and validly issued, fully paid and nonassessable, and will not be subject to or issued in violation of any preemptive rights or have been issued in violation of the securities Laws of the United States.  As of the Closing Date, other than the IAG Shares owned by the Company, neither White Mountains nor any of its Subsidiaries will own, directly or indirectly, any IAG Shares (or any direct or indirect interest in any IAG Shares).  Immediately after the Closing, the Company will be the record and beneficial owner of and will have good and valid title to all of the IAG Shares, in each case, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Berkshire Hathaway or any of its Affiliates.

(d)  Except for the IAG Shares, immediately after the Closing, there will be no outstanding (i) shares of capital stock or voting securities of, or other ownership interests in, IAG, (ii) securities of any Person convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, IAG or (iii) options or other rights to acquire from any Person, or other obligations of IAG to issue or to make any payments based on, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exercisable or exchangeable for, any capital stock or other voting securities of IAG.  Immediately after the Closing, there will be no outstanding bonds, debentures, notes or other indebtedness of IAG that have the right to vote (or that are or, after the passage of time, may be convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of IAG may vote.

(e)  As of the Closing Date, all of the IAG Subsidiary Shares will have been duly authorized and validly issued, fully paid and nonassessable, and will not be subject to or issued in violation of any preemptive rights or have been issued in violation of the securities Laws of the United States or the country of the Subsidiary’s organization.  As of the Closing Date, other than the IAG Subsidiary Shares owned by IAG, neither White Mountains nor any of its Subsidiaries will own, directly or indirectly, any IAG Subsidiary Shares (or any direct or indirect interest in any IAG Subsidiary Shares).  Immediately after the Closing, IAG will be the record and beneficial owner of and will have good and valid title to all of the IAG Subsidiary Shares, in each case, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by Berkshire Hathaway or any of its Affiliates.

(f)  Except for the IAG Subsidiary Shares, immediately after the Closing, there will be no outstanding (i) shares of capital stock or voting securities of, or other ownership interests in, the IAG Subsidiaries, (ii) securities of any Person convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of, or ownership interests in, the IAG Subsidiaries or (iii) options or other rights to acquire from any Person, or other obligations of the IAG Subsidiaries to issue or make any payments based on, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exercisable or exchangeable for, any capital stock or other voting securities of, the IAG Subsidiaries.  Immediately after the Closing, there will be no outstanding bonds, debentures, notes or other indebtedness of the IAG Subsidiaries that have the right to vote (or that are or, after the passage of time, may be convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders or members of the IAG Subsidiaries may vote.

SECTION 4.07.  Financial Statements; Statutory Statements.

(a)  Attached as Section 4.07(a) of the White Mountains Disclosure Schedule are true and complete copies of the unaudited condensed balance sheets of CCIC as of December 31, 2005, 2006 and 2007 (the “CCIC Balance Sheet”) and the related unaudited condensed statements of income and comprehensive income of CCIC for the fiscal years ended December 31, 2005, 2006 and 2007 (together with the CCIC Balance Sheet, the “CCIC Financial Statements”).  The CCIC Financial Statements have been prepared from the accounting books and records of CCIC in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of CCIC as of the dates and for the periods indicated, except that the CCIC Financial Statements lack footnote disclosure and other presentation items required by GAAP.

(b)  Attached as Section 4.07(b) of the White Mountains Disclosure Schedule are true and complete copies of (i) the unaudited condensed consolidated balance sheets of IAG as of December 31, 2005, 2006 and 2007 (the “IAG Balance Sheet”) and the related unaudited condensed consolidated statements of income and comprehensive income of IAG for the fiscal years ended December 31, 2005, 2006 and  2007 and (ii) the unaudited condensed consolidated balance sheets of each of the Subsidiaries of IAG as of December 31, 2005, 2006 and 2007 (together with the IAG Balance Sheet, the “IAG and Sub Balance Sheet”) and the related unaudited condensed consolidated statements of income and comprehensive income of each of the Subsidiaries of IAG for the fiscal years ended December 31, 2005, 2006 and 2007 (the unaudited financial statements in clauses (i) and (ii) above, collectively, the “IAG Financial Statements”).  The IAG Financial Statements have been prepared from the accounting books and records of IAG and the Subsidiaries of IAG in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of IAG and its Subsidiaries as of the dates and for the periods indicated, except that the IAG Financial Statements lack footnote disclosure and other presentation items required by GAAP.

(c)  (i) Attached as Section 4.07(c) of the White Mountains Disclosure Schedule are true and complete copies (in each case, together with the exhibits, schedules and notes thereto) of: (i) the audited balance sheets of each of CCIC and ACIC as of December 31, 2005 and 2006 (the “Annual Statutory Statements”) and the related audited statements of operations and statements of cash flows for the years then ended, together with the notes thereto, and (ii) the balance sheets of each of CCIC and ACIC as of September 30, 2007 and the related statements of operations and statements of cash flows for the period then ended (the “Quarterly Statutory Statements” and, together with the Annual Statutory Statements, the “Statutory Statements”), in each case as filed with the Governmental Authority charged with supervision of insurance companies of such Transferred Subsidiary’s jurisdiction of domicile (the “Insurance Regulator”).  The Statutory Statements (A) were prepared in accordance with statutory accounting practices and procedures prescribed or permitted by the applicable Insurance Regulator applied on a consistent basis during the periods presented (“SAP”), (B) fairly present in all material respects the statutory financial condition of the applicable Transferred Subsidiary at their respective dates and the results of operations and cash flows of such Transferred Subsidiary for the period then ended (subject, in the case of the Quarterly Statutory Statements, to normal recurring year-end adjustments, the omission of footnotes and other presentation items required by SAP), (C) comply in all material respects with all applicable Laws when filed, and no material deficiency has been asserted with respect to any Statutory Statement by the applicable Insurance Regulator, and (D) were filed with or submitted to the applicable Insurance Regulator, in each case, in a timely manner on forms prescribed or permitted by each such Insurance Regulator.  No material deficiency exists that has not otherwise been cured or satisfied with respect to any of the Annual Statutory Statements or Quarterly Statutory Statements.  Since the year ended December 31, 2002, the as filed statutory balance sheets of each of CCIC and ACIC as of December 31, 2007 and the related statutory statements of operations and statutory statements of cash flows for the year then ended have been audited by Deloitte & Touche LLP (in the case of CCIC for the years ended December 31, 2002 and December 31, 2003) and PricewaterhouseCoopers LLP (in all other cases), and White Mountains has delivered or made available to the Berkshire Parties true and complete copies of all financial examination reports of insurance departments issued with respect to CCIC and ACIC for years ending on or after December 31, 2002.

SECTION 4.08.  Absence of Certain Changes or Events.  From December 31, 2007 to the date of this Agreement, the Transferred Subsidiaries have conducted their respective businesses in the Ordinary Course of Business.  From December 31, 2007 to the date of this Agreement, White Mountains and its Subsidiaries have taken no action with respect to any Transferred Subsidiary of the type prohibited by Section 6.01(b).

SECTION 4.09.  Collateral.  Attached as Section 4.09 of the White Mountains Disclosure Schedule is a true and correct copy of the bank statement for the assets deposited as collateral pursuant to the agreement dated December 30, 1997 between ACIC and Global Reinsurance Company, f/k/a Gerling Global International Reinsurance Company, Ltd. (“Gerling”).  For the avoidance of doubt, this Section 4.09 does not address or make any representations, express or implied, concerning (a) any contractual relationship between White Mountains and its Affiliates, on the one hand, and Gerling and its Affiliates, on the other hand, or (b) any actual or potential disputes relating thereto or arising thereunder.

SECTION 4.10.  Undisclosed Liabilities.  Except for (i) the Liabilities that are reflected, or for which reserves were established, on the balance sheets included in the CCIC Financial Statements or the IAG Financial Statements, (ii) the Liabilities that are reflected, or for which reserves were established, on the balance sheets included in the Statutory Statements, (iii) the Liabilities set forth in the White Mountains Disclosure Schedule, (iv) Liabilities incurred in the Ordinary Course of Business since December 31, 2007 and (v) the Liabilities arising under the Transaction Agreements, none of the Transferred Subsidiaries has any material Liabilities required by GAAP or SAP to be reflected in a balance sheet or disclosed in the notes thereto.

SECTION 4.11.  Material Contracts.  Except for contracts that have expired in accordance with their terms or terminated for any reason other than a default by a Transferred Subsidiary that is party thereto, each material contract to which any Transferred Subsidiary is a party is in full force and effect in all material respects, and, except for disputes occurring in the Ordinary Course of Business relating to insurance coverages under insurance contracts of Transferred Subsidiaries, each Transferred Subsidiary party to such material contract is not in material breach thereof or material default thereunder.

SECTION 4.12.  Litigation.  Except for disputes occurring in the Ordinary Course of Business relating to insurance coverages under insurance contracts of Transferred Subsidiaries, there are no material Legal Proceedings, at law or in equity, pending against or, to the knowledge of White Mountains, threatened against any of the Transferred Subsidiaries, and there are no orders, judgments, writs, injunctions or decrees of any Governmental Authority against any of the Transferred Subsidiaries.

SECTION 4.13.  Compliance with Laws.  Each of the Transferred Subsidiaries is, and at all times since December 31, 2006 has been, in compliance in all material respects with all material applicable Laws.  White Mountains and each of the Transferred Subsidiaries is qualified and, in the case of the Transferred Subsidiaries only, possesses all approvals from the applicable Governmental Authorities, to do business in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such qualification or approval, except for such failures to be so qualified or possess approvals that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Transferred Subsidiaries, taken as a whole.

SECTION 4.14.  Employee Benefits.

(a)  Section 4.14 of the White Mountains Disclosure Schedule sets forth a list of each Transferred Subsidiary Benefit Plan.

(b)  Each such Transferred Subsidiary Benefit Plan (and each related trust, insurance contract or fund, if any) has been maintained, funded and administered in accordance with the terms of such Transferred Subsidiary Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and all applicable Laws.

(c)  None of the Transferred Subsidiaries will incur any Controlled Group Liability on or following the Closing as a result of being treated as a single employer with White Mountains or any of its other Subsidiaries or Affiliates for purposes of Section 414 of the Code.

(d)  As of the Closing Date, no Employee shall be prospectively entitled to any compensation or benefits pursuant to (i) any Employee Benefit Plan of White Mountains or any of its Subsidiaries or (ii) any other written or unwritten agreement, arrangement or promise of White Mountains or any of its Subsidiaries, other than (A) as required by applicable Law, (B) for any payments or benefits pursuant to any Transferred Subsidiary Benefit Plan or (C) for any other payments or benefits for which White Mountains or its Subsidiaries (other than the Transferred Subsidiaries) shall be solely liable.

SECTION 4.15.  No Guarantee Regarding Reserves.  No representation or warranty contained in this Agreement shall be deemed to constitute a guarantee of the adequacy of any reserve stated on any financial or statutory statement of any Transferred Subsidiary, including any reserve for losses, loss adjustment expenses, unearned premiums, uncollectible reinsurance and reinsurance recoverable assets.

SECTION 4.16.  Due Diligence Materials.  To the knowledge of White Mountains, (i) the information provided by White Mountains to the Berkshire Parties in connection with the Transactions did not include any untrue statement of a material fact, and (ii) any forecasts or estimates used by the management of White Mountains or its Affiliates in such information were prepared in good faith based upon assumptions believed to be reasonable at the time.  This Section 4.16 does not address the scope or completeness of the Berkshire Parties’ due diligence or diligence requests in connection with the Transactions.

SECTION 4.17.  Company Assets, Liabilities and Business.

(a)  Immediately prior to the Reorganization, the Company had no assets, other than the capital contribution with which it was incorporated, and no Liabilities.  As of the Reorganization Date and the Closing (and after giving effect to each), (i) the assets of the Company (on an unconsolidated basis) will consist solely of the CCIC Shares, the IAG Shares and the Cash Amount and assets arising under or in connection with this Agreement or any other Transaction Agreement to which the Company is or will be a party as contemplated hereby, and (ii) the Company will have no Liabilities other than Liabilities arising under or in connection with this Agreement or any other Transaction Agreement to which the Company is or will be a party as contemplated hereby.

(b)  The Company has not and, as of the Closing, will not have engaged in any business activities, other than matters relating to its formation and the Transactions.

SECTION 4.18.  Tax Opinion.  As of the date of this Agreement, White Mountains has, based upon the Tax Representation Letters, received its Tax Opinion.

SECTION 4.19.  No Additional Representations.

(a)  Each of White Mountains and the Company acknowledges that, except as set forth in Article V and the Tax Representation Letter of the Berkshire Parties, none of the Berkshire Parties, their respective Representatives or any other person has made any representation or warranty, express or implied, with respect to the Berkshire Parties or the General Reinsurance WM Units or with respect to any information furnished or made available to White Mountains and the Company and their respective Representatives in connection with the transactions contemplated hereby.  Each of White Mountains and the Company further acknowledges that, upon the occurrence of the Closing, White Mountains shall acquire the General Reinsurance WM Units at such Closing without any representation or warranty pursuant to the Transaction Agreements, except as otherwise expressly represented or warranted in Article V and the Tax Representation Letter of the Berkshire Parties.

(b)  White Mountains is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
THE BERKSHIRE PARTIES

The Berkshire Parties, jointly and severally, represent and warrant to White Mountains, except as otherwise specifically disclosed to White Mountains in the disclosure schedule attached to this Agreement (the “Berkshire Disclosure Schedule”), as of the date of this Agreement (or, if made as of a specified date, as of such specified date), as follows:

SECTION 5.01.  Organization.  Each Berkshire Party has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date of this Agreement.  Each Berkshire Party is qualified or licensed to do business in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such qualification or license, except for such failures to be so qualified or licensed that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of the Berkshire Parties to consummate the Transactions.

SECTION 5.02.  Corporate Power and Authority.  Each Berkshire Party has all requisite corporate power and authority to enter into and deliver the Transaction Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Tax Matters Agreement by each Berkshire Party and the consummation by each Berkshire Party of the transactions contemplated hereby and thereby, and the execution, delivery and performance of the other Transaction Agreements by each Berkshire Party and the consummation of the transactions contemplated thereby, have been, or, with respect to the other Transaction Agreements and the transactions contemplated thereby, will, as of the Closing, be duly authorized by all necessary action or proceeding on the part of each such Person.  Each of this Agreement and the Tax Matters Agreement has been duly executed and delivered by each Berkshire Party and constitutes the legal, valid and binding obligation of each Berkshire Party, enforceable against such Person in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).  The other Transaction Agreements will, as of the Closing, be duly executed and delivered by each Berkshire Party and will, as of the Closing, constitute the legal, valid and binding obligations of each Berkshire Party, enforceable against each such Person in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

SECTION 5.03.  General Reinsurance WM Units.  General Reinsurance owns beneficially and of record all of the General Reinsurance WM Units, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by White Mountains or any of its Affiliates.  As of the Closing Date, General Reinsurance will have good and valid title to all of the General Reinsurance WM Units, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by White Mountains or any of its Affiliates.  Immediately after the Closing, White Mountains will have good and valid title to all of the General Reinsurance WM Units, free and clear of all Liens, other than Liens arising under this Agreement or any other Transaction Agreement, under securities Laws of general applicability or Liens created by White Mountains or any of its Affiliates.

SECTION 5.04.  Tax Opinion.  As of the date of this Agreement, Berkshire Hathaway has, based upon the Tax Representation Letters, received its Tax Opinion.

SECTION 5.05.  Tax Basis.  General Reinsurance’s aggregate basis for U.S. federal income Tax purposes in the 1,724,200 common shares of White Mountains owned by General Reinsurance is, rounded to the nearest dollar, U.S. $214 per share.

SECTION 5.06.  No Additional Representations.

(a)  Each Berkshire Party acknowledges that, except as set forth in Article IV of this Agreement, Article VII of the Tax Matters Agreement and the Tax Representation Letter of White Mountains, none of White Mountains, the Company, their respective Representatives or any other person has made any representation or warranty, express or implied, with respect to White Mountains or any of its Subsidiaries or with respect to any information furnished or made available to the Berkshire Parties and their respective Representatives in connection with the transactions contemplated hereby.  Each Berkshire Party further acknowledges that, upon the occurrence of the Closing, General Reinsurance shall acquire the Company Shares and the Transferred Subsidiaries transferred at such Closing without any representation or warranty pursuant to the Transaction Agreements, except as otherwise expressly represented or warranted in Article IV of this Agreement, Article VII of the Tax Matters Agreement and the Tax Representation Letter of White Mountains.

(b)  Each Berkshire Party is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits of the Transactions.  Each Berkshire Party is aware that White Mountains and its Subsidiaries may be in possession of non-public information about White Mountains and its Subsidiaries, their respective businesses, prospects, results of operations and financial condition (the “White Mountains Information”).  Each Berkshire Party understands that a reasonable investor could consider the White Mountains Information to be material to an investment decision with respect to the Transactions, including the sale of the General Reinsurance WM Units.  Each Berkshire Party has freely determined to exchange the General Reinsurance WM Units pursuant to the terms of this Agreement and the other Transaction Agreements for reasons based on the information it currently possesses, which it deems sufficient, notwithstanding its lack of access to the White Mountains Information, to inform its decision to enter into the Transactions.

ARTICLE VI

COVENANTS AND AGREEMENTS

SECTION 6.01.  Conduct of Business of the Company and its Subsidiaries.

(a)  Except (i) for the Reorganization, (ii) for the matters set forth in Section 6.01(a) of the White Mountains Disclosure Schedule, (iii) as otherwise expressly required or permitted by the terms of this Agreement or any other Transaction Agreements or (iv) to the extent that Berkshire Hathaway shall have otherwise given its consent or approval (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date of this Agreement until the Closing Date, White Mountains shall cause the Transferred Subsidiaries to conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted as of the date of this Agreement (“Ordinary Course of Business”) and to use their respective commercially reasonable efforts to preserve intact the current business organization and operations of the Transferred Subsidiaries.

(b)  In addition to and without limiting the generality of the immediately preceding sentence, from the date of this Agreement until the Closing Date, except as required or specifically contemplated by this Agreement or any other Transaction Agreement or consented to or approved in advance by Berkshire Hathaway, White Mountains and its Subsidiaries will not, and will not permit the Transferred Subsidiaries to, do any of the following with respect to the Transferred Subsidiaries:

    (i)  declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property, securities or otherwise) to White Mountains or any of its Affiliates, other than the Transferred Subsidiaries;

   (ii)  make any investments of cash or cash equivalents, other than in the Ordinary Course of Business;

  (iii)  incur any material capital expenditures, other than in the Ordinary Course of Business;

  (iv)  incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the Ordinary Course of Business;

   (v)  purchase or sell any material assets, other than in the Ordinary Course of Business;

  (vi)  enter into, modify, amend, terminate or waive in any material way any rights under any material contracts, other than in the Ordinary Course of Business;

 (vii)  hire any individual who, if hired, would be an Employee, other than any such individual who is hired in order to replace an Employee whose employment with the Transferred Subsidiaries terminates on or following the date of this Agreement;

(viii)  enter into any employment, consulting, special retirement, change of control, separation, severance or retention agreement with any employee, other than any such agreement for which White Mountains or its Subsidiaries (other than the Transferred Subsidiaries) shall be solely liable and which shall not result in any obligation of, or commitment by, the Berkshire Parties or their Affiliates;

  (ix)   increase the compensation or benefits payable or provided to any employee, other than (A) any such increases in the Ordinary Course of Business and (B) any such increases for which White Mountains or its Subsidiaries or Affiliates (other than the Transferred Subsidiaries) shall be solely liable and, in the case of the preceding clause (B), which shall not result in any obligation of, or commitment by, the Berkshire Parties or their Affiliates;

   (x)  except as required by applicable Law, enter into, adopt or amend any Transferred Subsidiary Benefit Plan;

  (xi)  make any change in any method or practice of accounting for financial reporting, except as required by applicable Law, GAAP or SAP as in effect from time to time;

 (xii)  enter into any transaction with any Affiliate of White Mountains, other than the Transferred Subsidiaries, other than in the Ordinary Course of Business;

(xiii)  settle any material Legal Proceedings, other than claims-related Legal Proceedings settled in the Ordinary Course of Business;

(xiv)  amend any articles of incorporation, bylaws or similar governing documents; or

 (xv)  commit or agree to take any of the foregoing actions.

With respect to this Section 6.01, the parties understand and acknowledge that investment decisions that are consistent with the generally applicable investment policies of White Mountains (including changes to such policies) shall be deemed to be in the Ordinary Course of Business.

(c)  White Mountains agrees that for a period of one year following the Closing, neither White Mountains nor any of its Affiliates shall solicit for employment or hire any Employee; provided, that general solicitation, including through newspaper or online advertisements not directed at Employees, shall not be deemed to violate the prohibition on solicitation contained in this Section 6.01(c); provided further, that the restrictions set forth in this Section 6.01(c) shall not apply to any Employee whose employment is terminated involuntarily by the Berkshire Parties or any of their respective Affiliates upon or following the Closing.

SECTION 6.02.  Access and Information.  Prior to the Closing, except to the extent prohibited by applicable Law, White Mountains will permit (and will cause the Transferred Subsidiaries to permit) the Representatives of the Berkshire Parties to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, contracts, commitments, reports of examination and documents of or pertaining to the Transferred Subsidiaries as may be necessary to permit the Berkshire Parties to, at their sole expense, take, or cause to be taken, such actions as the Berkshire Parties reasonably deem necessary to consummate the Transactions in accordance with the Transaction Agreements, and White Mountains shall (and shall cause the Transferred Subsidiaries to) reasonably cooperate in such regard; provided, however, that such access does not unreasonably disrupt the normal operations of White Mountains or the Transferred Subsidiaries.

SECTION 6.03.  Efforts to Consummate; Further Assurances; Certain Covenants.  At any time and from time to time after the date of this Agreement, the parties agree to cooperate with each other, to execute and deliver such other documents and instruments of transfer or assignment, and to do all such further acts and things as may be reasonably necessary or desirable to carry out the transactions contemplated hereunder or under any other Transaction Agreement.  Each such party shall, on or prior to the Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions as soon as reasonably practicable following the date of this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions, it being understood that, except as otherwise provided in the Tax Matters Agreement, “reasonable best efforts” includes refraining from entering into or consummating any transaction that would cause a condition to the Closing not be satisfied or prevent the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each of White Mountains, the Company and the Berkshire Parties agrees to make all appropriate filings as such party may be required to make with the Commissioner of Insurance of the State of California, the Cayman Islands Monetary Authority, the Insurance Commissioner of the State of Delaware and such other filings as such party may be required to make under the insurance and other applicable Laws of the insurance department of any jurisdiction in which such filings are required pursuant to applicable Law.  In addition, prior to the Closing, except to the extent prohibited by applicable Law, each party hereto shall (a) promptly notify the other parties hereto of any written communication to such party from any Governmental Authority regarding the Transactions and permit such other parties to review in advance any proposed written communication to any such Governmental Authority, and (b) not participate in any meetings or substantive discussions with any Governmental Authority regarding the Transactions without offering the other parties hereto a meaningful opportunity to participate in such meetings or discussions.  Except as otherwise provided in the Tax Matters Agreement (including Sections 8.03 and 9.03 therein), nothing in this Agreement shall require Berkshire Hathaway, General Reinsurance, or any of their Affiliates to, or require any such party to agree to, (i) sell, divest, hold separate, transfer to the Company or any of its Subsidiaries or otherwise dispose of their assets or businesses in a specified manner or (ii) conduct their businesses in a specified manner, in each case whether as a condition to obtaining approval from a Governmental Authority or any other Person or for any other reason.

SECTION 6.04.  Confidentiality.

(a)  Subject to Section 6.04(c), each of White Mountains, on the one hand, and Berkshire Hathaway, on the other hand, on behalf of themselves and their respective Affiliates, agrees to hold, and to cause their respective directors, officers, employees, counsel and other advisors and representatives (“Representatives”) to hold, in strict confidence, any and all information (“Information”) concerning the Transferred Subsidiaries or other parties hereto or the terms and conditions of the Transaction Agreements that is either in its possession (including Information in its possession prior to the date of this Agreement) or furnished by such other parties or their respective Representatives at any time pursuant to this Agreement or any other Transaction Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder; provided, that, the Berkshire Parties and their Affiliates shall, in their sole and absolute discretion, be free to disclose or use any Information concerning the Transferred Subsidiaries following the Closing Date.  Notwithstanding the foregoing, this Section 6.04 shall not apply to any information in the possession of a party hereto, and such information shall not constitute “Information”, to the extent that such information (i) becomes generally known to the public (other than as a result of a disclosure by such party or any of its Representatives in violation of this Section 6.04), (ii) becomes available to such party on a non-confidential basis from a Person other than another party hereto or its Representatives who is not, to the knowledge of such party, bound by a confidentiality obligation with respect to such information, (iii) was already in such party’s possession at the time such information was disclosed to such party by the other parties hereto or their Representatives or (iv) was independently generated by such party without use of any Information of the other parties hereto.

(b)  Each receiving party hereto agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, other than its Representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.04(c); provided, that, the Berkshire Parties and their Affiliates shall, in their sole and absolute discretion, be free to disclose or use any Information concerning the Transferred Subsidiaries following the Closing Date.

(c)  In the event that any receiving party hereto either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including the rules and regulations of the United States Securities and Exchange Commission and insurance regulatory Law) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any disclosing party hereto that is subject to the confidentiality provisions hereof, such receiving party shall notify the disclosing party prior to disclosing or providing such Information and, unless the disclosure is made and required (as advised by counsel) on Schedule 13G or any amendment thereto, shall cooperate at the expense of the disclosing  party in seeking any reasonable protective arrangements requested by such disclosing party.  Subject to the foregoing, the receiving party may thereafter disclose or provide Information to the extent required by such applicable Law (including the rules and regulations of the United States Securities and Exchange Commission and insurance regulatory Law), as so advised by counsel, or by lawful process of such Governmental Authority.

SECTION 6.05.  Transaction Agreements.  Each party hereto agrees to execute concurrently with the Closing each unexecuted Transaction Agreement to which it is to be a party in accordance herewith.

SECTION 6.06.  Post-Closing Benefits.  Effective as of the Closing, the Berkshire Parties shall establish or otherwise have in effect (or shall cause one of their respective Subsidiaries to establish or otherwise have in effect) a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Berkshire 401(k) Plan”) that will provide benefits to Employees participating in one or more defined contribution plans of White Mountains or its Affiliates that include a cash or deferred arrangement within the meaning of Section 401(k) of the Code (as applicable, the “White Mountains 401(k) Plan”).  Each Employee participating in the White Mountains 401(k) Plan as of the Closing shall become a participant in the Berkshire 401(k) Plan as of the Closing.  The accounts of Employees under the White Mountains 401(k) Plan shall be distributable according to the terms of the White Mountains 401(k) Plan.  The Berkshire Parties shall cause the Berkshire 401(k) Plan to accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the White Mountains 401(k) Plan to Employees (but not including direct rollovers of outstanding loans and any promissory notes or other documents evidencing such loans) if such rollovers are elected in accordance with the terms of the White Mountains 401(k) Plan and applicable Law by such Employees, subject to each of White Mountains’ and the Berkshire Parties’ reasonable satisfaction that the White Mountains 401(k) Plan or the Berkshire 401(k) Plan, as applicable, is in compliance with all applicable Laws, and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code, and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code.  White Mountains and the Berkshire Parties shall cooperate with each other (and shall cause the trustees of the White Mountains 401(k) Plan and the Berkshire 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Berkshire 401(k) Plan.  Upon completion of a direct rollover of an Employee’s account balances, as described in this Section 6.06, the Berkshire 401(k) Plan shall be solely responsible for the account balances transferred in such rollover.  In the event any Employee does not elect to effect such rollover, White Mountains shall permit such Employee to retain such Employee’s account balances in the White Mountains 401(k) Plan.

SECTION 6.07.  Standstill Agreement.  During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date, Berkshire Hathaway shall not, and shall not permit its Affiliates to, acquire, agree to acquire or make any proposal to acquire, by purchase or otherwise, ownership of (a) any shares of common stock of White Mountains, (b) any securities convertible into, or exercisable or exchangeable for, the shares of common stock of White Mountains (“Convertible WM Security”) or (c) any other security, including any cash settled option or other derivative security, that transfers some or all of the economic risks and/or benefits of ownership of common stock of White Mountains to Berkshire Hathaway or any of its Affiliates, unless, immediately after any acquisitions described in clause (a), (b) or (c) of this sentence (or after giving effect to any such proposed acquisitions), the aggregate number (without duplication) of (i) shares of common stock of White Mountains owned by Berkshire Hathaway and its Affiliates, (ii) shares of common stock of White Mountains issuable in respect of Convertible WM Securities owned by Berkshire Hathaway and its Affiliates and (iii) shares of common stock of White Mountains the economic ownership of which is transferred by a derivative security or otherwise to Berkshire Hathaway and its Affiliates, would not exceed 4.9% of the total issued and outstanding shares of common stock of White Mountains at such time, and Berkshire Hathaway and its Affiliates hold all direct and indirect interests in common stock of White Mountains for passive investment purposes and under circumstances that would permit such ownership to be reported on Schedule 13G under the Securities Exchange Act of 1934, as amended, if Berkshire Hathaway and its Affiliates beneficially owned over 5% of the issued and outstanding shares of common stock of White Mountains.

SECTION 6.08.  Assignment of Certain Contracts.  White Mountains shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain, effective as of the Closing, all necessary consents to the assignment and transfer to General Reinsurance or its designated Affiliates of the contracts listed on Section 6.08 of the White Mountains Disclosure Schedule, and Berkshire Hathaway shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist and cooperate in connection therewith.  Upon obtaining the necessary consents, White Mountains, General Reinsurance and their relevant respective Affiliates shall use commercially reasonable efforts to execute an assignment and assumption agreement to effect the transfer, the form of which agreement shall be reasonably acceptable to White Mountains and General Reinsurance.  Nothing in this Section 6.08 shall require White Mountains, General Reinsurance or any of their respective Affiliates to pay money or make any concessions in connection with obtaining such consents.

SECTION 6.09.  Alternative Transactions.  White Mountains and the Company agree that prior to the Closing Date, neither White Mountains nor any of its Subsidiaries shall, and they shall cause their Representatives not to, directly or indirectly, (a) enter into any negotiations, discussions or agreements with any third parties, other than the Berkshire Parties and their Representatives, with respect to any transaction involving the sale, pledge, transfer or other disposition of any equity interest in, or any substantial portion of the assets of, any Transferred Subsidiary, or (b) solicit, accept, approve or otherwise facilitate any proposals or offers from any third parties, other than the Berkshire Parties and their Representatives, with respect to any such transaction.  This Section 6.09 shall not in any way apply to or restrict any transaction relating to (i) White Mountains or any securities of White Mountains or (ii) any Subsidiary of White Mountains (other than a Transferred Subsidiary) or any securities of such Subsidiary, so long as such transaction does not prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

SECTION 6.10.  Notification of Certain Matters.  (a)  Prior to the Closing Date, each of Berkshire Hathaway and White Mountains shall promptly notify the other of the existence of any fact or the occurrence or non-occurrence of any event of which it has knowledge that causes or is reasonably likely to cause:

  (i)  any of such party’s representations or warranties set forth in Article IV, Article V or the Tax Matters Agreement, as applicable, to be untrue or incorrect;

 (ii)  any of such party’s representations in its Tax Representation Letter to be untrue or incorrect;

(iii)  any of such party’s representations in the request for the IRS Ruling to be untrue or incorrect; or

(iv)  any of such party’s or its Affiliates’ covenants, conditions or agreements hereunder or under the Tax Matters Agreement to fail to be satisfied in any material respect;

provided, in each case, that no such obligation to notify shall exist with respect to any such knowledge of facts or events that is obtained by a party pursuant to this Section 6.10.  No such notification shall be deemed to cure any breach of any representation or warranty made in this Agreement, the Tax Matters Agreement or the Tax Representation Letters, or to update the Disclosure Schedule, or to constitute a waiver (whether express or implied) of any covenant, condition or agreement set forth in this Agreement or the Tax Matters Agreement.

(b)  At the Closing, unless a Non-Qualification Event has occurred (in which case this Section 6.10(b) shall not apply), Berkshire Hathaway and White Mountains shall each deliver to the other a certificate, dated the Closing Date and signed on behalf of the party delivering such certificate by an authorized officer of such party, confirming that the representations of such party in the Tax Representation Letter of such party and in the request for the IRS Ruling were true and correct as of the date originally made and are true and correct as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except as otherwise disclosed in the certificate.

SECTION 6.11.  Certain Financial Information.  Prior to the Closing Date, White Mountains shall also, as soon as reasonably practicable following the availability thereof, provide the Berkshire Parties with (i) the as filed statutory balance sheets of each of CCIC and ACIC as of December 31, 2007 and the related statutory statements of operations and statutory statements of cash flows for the year then ended, together with the notes thereto and (ii) any quarterly financial statements, including statutory financial statements, prepared in final form with respect to any of the Transferred Subsidiaries for periods beginning on or after January 1, 2008.

SECTION 6.12.  Post-Closing Cooperation.  (a)  White Mountains and the Berkshire Parties shall use commercially reasonable efforts to cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of one year after the Closing to ensure the orderly transition of the Company and its Subsidiaries from White Mountains to the Berkshire Parties and to minimize any disruption to the Company and its Subsidiaries and the other respective businesses of White Mountains, the Berkshire Parties and their respective Affiliates that might result from the transactions contemplated hereby.  After the Closing, upon reasonable notice, White Mountains and the Berkshire Parties shall use commercially reasonable efforts to furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such books, records, contracts, documents or other information, or assistance, relating to the Company and its Subsidiaries (to the extent within the control of such party) as is reasonably necessary for financial reporting, accounting matters or dispute resolution matters.

(b)  Each party shall reimburse the other for reasonable, out-of-pocket costs and expenses incurred in assisting the other party pursuant to this Section 6.12.  No party shall be required by this Section 6.12 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

ARTICLE VII

TAX MATTERS

SECTION 7.01.  Tax Matters.  Notwithstanding anything to the contrary in this Agreement, except as expressly provided in Sections 4.18, 5.04, 6.03, 6.10, 7.02, Article VIII and Article IX, the Tax Matters Agreement and the Credit Support Agreement, the parties’ sole and exclusive representations, warranties, agreements or other obligations (including indemnities) with respect to Tax matters, including the Tax consequences of the Transactions, shall be as set forth in the Tax Matters Agreement, and in the event of any conflict or inconsistency between any provision of this Agreement (other than Sections 4.18, 5.04, 6.03, 6.10, 7.02, Article VIII, Article IX and the Credit Support Agreement) and any provision of the Tax Matters Agreement, the applicable provision of the Tax Matters Agreement shall govern.

SECTION 7.02.  Credit Support for Certain Tax Liabilities.  The parties hereto agree and acknowledge that it is an essential element of this Agreement for the Berkshire Parties, and the Berkshire Parties are entering into this Agreement in reliance on the fact that, under certain circumstances (as generally set forth on Exhibit C attached hereto), White Mountains shall be required to provide credit support in support of its obligation to indemnify and hold Berkshire Hathaway, General Reinsurance, the Company and their Affiliates harmless from General Reinsurance Transaction Taxes allocated to White Mountains by the Tax Matters Agreement.  The parties hereto further agree and acknowledge that the terms and conditions of such credit support are generally set forth on Exhibit C attached hereto and, as soon as reasonably practicable following the date of this Agreement, White Mountains and the Berkshire Parties shall in good faith negotiate and execute a separate agreement (such agreement, together with any other agreement or agreements executed in connection therewith, the “Credit Support Agreement”) that shall incorporate the terms and conditions set forth on Exhibit C attached hereto in more definitive detail.  Following the execution of the Credit Support Agreement, if the provisions of this Section 7.02 in any way conflict or are inconsistent with the provisions of the Credit Support Agreement, the applicable provisions of the Credit Support Agreement shall govern.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01.  Mutual Conditions.  The respective obligations of each party hereto to consummate the Exchange will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent such condition may be waived by such party) in writing:

(a)  No Injunction.  No Law, and no injunction or other order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory prohibition shall be in effect, in each case that would prevent the consummation of the Transactions.

(b)  Regulatory Approval.  The Transactions shall have received all required approvals of each of (i) the Commissioner of Insurance of the State of California, (ii) the Cayman Islands Monetary Authority and (iii) the Insurance Commissioner of the State of Delaware and any other material mandatory approvals of other Governmental Authorities shall have been obtained and any mandatory waiting periods required by Laws observed, in each case subject to no conditions that would have a material adverse effect on the ability of White Mountains, the Company or the Berkshire Parties to consummate the Transactions on the Closing Date.

(c)  IRS Ruling.  White Mountains and Berkshire Hathaway shall have received a private letter ruling from the IRS to the effect that, subject to customary caveats, the Exchange will result in the Intended Tax-Free Treatment (the “IRS Ruling”), and none of White Mountains, Berkshire Hathaway or any of their respective Affiliates shall have been notified by the IRS that the IRS Ruling has been withdrawn, invalidated or modified in an adverse manner.

SECTION 8.02.  Conditions to the Berkshire Parties’ Obligations.  The obligations of the Berkshire Parties to consummate the Exchange are subject to the satisfaction or waiver of each of the following further conditions:

(a)  (i) The representations and warranties of White Mountains set forth in Sections 4.03, 4.07, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17 and 4.18 shall be true and correct (without regard to any materiality or material adverse effect qualifications therein) as of the date of this Agreement (except to the extent expressly made as of a specified date, in which case as of such specified date), and (ii) the representations and warranties of White Mountains set forth in Sections 4.01, 4.02, 4.04, 4.05, 4.06, 4.08, 4.09, 4.14 and 4.19, and Article VII of the Tax Matters Agreement, shall be true and correct (without regard to any materiality or material adverse effect qualifications therein) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except for breaches of representations and warranties referenced in clauses (i) and (ii) that, considered together, would not be material as measured in relation to the transactions contemplated by this Agreement and the other Transaction Agreements, taken as a whole.  The Berkshire Parties shall have received a certificate, dated the Closing Date, signed on behalf of White Mountains by an authorized officer of White Mountains confirming the foregoing.

(b)  Each of White Mountains and the Company shall have performed in all material respects each obligation and agreement to be performed by it pursuant to the Transaction Agreements at or prior to the Closing and shall have complied in all material respects with each covenant required by the Transaction Agreements to be performed or complied with by it at or prior to the Closing, and the Berkshire Parties shall have received a certificate, dated the Closing Date, signed on behalf of White Mountains and the Company by an authorized officer of White Mountains to such effect.

(c)  Prior to or at the Closing, White Mountains shall have delivered to Berkshire Hathaway the items to be delivered pursuant to Section 2.03.

(d)  The Reorganization shall have been completed.

SECTION 8.03.  Conditions to White Mountains’ Obligations.  The obligations of White Mountains and the Company to consummate the Exchange shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)  (i) The representations and warranties of the Berkshire Parties set forth in Section 5.04 shall be true and correct (without regard to any materiality or material adverse effect qualifications therein) as of the date of this Agreement (except to the extent expressly made as of a specified date, in which case as of such specified date), and (ii) the representations and warranties of the Berkshire Parties set forth in Sections 5.01, 5.02, 5.03 and 5.06 shall be true and correct (without regard to any materiality or material adverse effect qualifications therein) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except for breaches of representations and warranties referenced in clauses (i) and (ii) that, considered together, would not be material as measured in relation to the transactions contemplated by this Agreement and the other Transaction Agreements, taken as a whole.  White Mountains shall have received a certificate, dated the Closing Date, signed on behalf of Berkshire Hathaway by an authorized officer of Berkshire Hathaway confirming the foregoing.

(b)  Each Berkshire Party shall have performed in all material respects each obligation and agreement to be performed by it pursuant to the Transaction Agreements at or prior to the Closing, and shall have complied in all material respects with each covenant required by the Transaction Agreements to be performed or complied with by it at or prior to the Closing, and White Mountains shall have received a certificate, dated the Closing Date, signed on behalf of Berkshire Hathaway by an authorized officer of Berkshire Hathaway to such effect.

(c)  Prior to or at the Closing, the Berkshire Parties shall have delivered to White Mountains the items to be delivered pursuant to Section 2.04.

SECTION 8.04.  Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by Section 6.03.

ARTICLE IX

TERMINATION; OPTION TO REQUIRE CONSUMMATION; REMEDIES

SECTION 9.01.  Termination.  This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a)  by mutual written consent of White Mountains and Berkshire Hathaway;

(b)  by either White Mountains or Berkshire Hathaway at the close of the tenth Business Day following delivery of a Termination Notice to the other if the Closing shall not have been consummated on or before December 31, 2008 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party if such party has committed an Actionable Breach;

(c)  by Berkshire Hathaway at the close of the tenth Business Day following delivery of a Termination Notice to White Mountains if any of the conditions to the Closing set forth in Section 8.01 or 8.02 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Berkshire Hathaway; provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Berkshire Hathaway if Berkshire Hathaway has committed an Actionable Breach;

(d)  by White Mountains at the close of the tenth Business Day following delivery of a Termination Notice to Berkshire Hathaway if any of the conditions to the Closing set forth in Section 8.01 or 8.03 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by White Mountains; provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to White Mountains if White Mountains has committed an Actionable Breach;

(e)  by either White Mountains or Berkshire Hathaway at the close of the tenth Business Day following delivery of a Termination Notice to the other if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the Transactions;

(f)  by either White Mountains or Berkshire Hathaway at the close of the tenth Business Day following delivery of a Termination Notice to the other if the Maximum Cash Amount is less than U.S. $583,989,600, unless a Non-Qualification Event has occurred (in which case this Section 9.01(f) shall not apply); provided that the right to terminate this Agreement under this Section 9.01(f) shall not be available to a party if such party has committed an Actionable Breach;

(g)  by Berkshire Hathaway if there has been a Material Increase in Tax Risk and Berkshire Hathaway shall have delivered to White Mountains the Berkshire Tax Risk Certificate and the Munger Tax Risk Letter; provided, that the right to terminate this Agreement under this Section 9.01(g) shall not become effective until the close of the twentieth Business Day following the later of (i) the date of delivery by Berkshire Hathaway of the Berkshire Tax Risk Certificate and the Munger Tax Risk Letter pursuant to this Section 9.01(g), and (ii) in the event, within ten Business Days of White Mountains’ receipt of the Berkshire Tax Risk Certificate and the Munger Tax Risk Letter, White Mountains challenges whether there has been a Material Increase in Tax Risk, the earlier of (A) the date of notice of the withdrawal of such challenge by White Mountains and (B) the effective date of a final, non-appealable order of a court of competent jurisdiction determining that there has been a Material Increase in Tax Risk; provided further that the right to terminate this Agreement under this Section 9.01(g) shall not be available to Berkshire Hathaway if Berkshire Hathaway has committed an Actionable Breach; or

(h)  by White Mountains if there has been a Material Increase in Tax Risk and White Mountains shall have delivered to Berkshire Hathaway the White Mountains Tax Risk Certificate and the Cravath Tax Risk Letter; provided, that the right to terminate this Agreement under this Section 9.01(h) shall not become effective until the close of the twentieth Business Day following the later of (i) the date of delivery by White Mountains of the White Mountains Tax Risk Certificate and the Cravath Tax Risk Letter pursuant to this Section 9.01(h), and (ii) in the event, within ten Business Days of Berkshire Hathaway’s receipt of the White Mountains Tax Risk Certificate and the Cravath Tax Risk Letter, Berkshire Hathaway challenges whether there has been a Material Increase in Tax Risk, the earlier of (A) the date of notice of the withdrawal of such challenge by Berkshire Hathaway and (B) the effective date of a final, non-appealable order of a court of competent jurisdiction determining that there has been a Material Increase in Tax Risk; provided further that the right to terminate this Agreement under this Section 9.01(h) shall not be available to White Mountains if White Mountains has committed an Actionable Breach.

SECTION 9.02.  Options to Require Consummation.  Notwithstanding anything to the contrary in the Transaction Agreements and at any time after the date of this Agreement until the time specified in the final sentence of this Section 9.02:

(a)  if Berkshire Hathaway delivers irrevocable notice requiring the consummation of the Transactions to White Mountains pursuant to this Section 9.02(a), then each of the parties shall be required to consummate the Transactions, subject to the satisfaction or waiver of the conditions to Closing set forth in Article VIII (other than Section 8.01(c), which shall be deemed waived by all parties hereto) and (ii) Section 2.01(b)(i) or 2.01(b)(iv), as applicable, shall apply; and

(b)  if White Mountains delivers irrevocable notice requiring the consummation of the Transactions to Berkshire Hathaway pursuant to this Section 9.02(b), then (i) each of the parties shall be required to consummate the Transactions, subject to the satisfaction or waiver of the conditions to Closing set forth in Article VIII (other than Section 8.01(c), which shall be deemed waived by all parties hereto) and (ii) Section 2.01(b)(ii) shall apply.

The right to deliver the irrevocable notice requiring consummation of the Transactions pursuant to this Section 9.02 shall expire upon the earlier of (x) the  termination of this Agreement pursuant to Section 9.01 and (y) the Closing; provided that if any party asserts an Actionable Breach against another party, the allegedly breaching party shall have the right to deliver the irrevocable notice requiring consummation of the Transactions pursuant to this Section 9.02, and thus through the consummation of the Transactions cut off the right of the party asserting an Actionable Breach to pursue remedies pursuant to Section 9.04, for a period ending the later of (i) 10 Business Days after termination of this Agreement pursuant to Section 9.01 and (ii) 20 Business Days after the allegedly breaching party is first notified by the party asserting an Actionable Breach that it is making such an assertion, and this Agreement and the Tax Matters Agreement shall be deemed as and from delivery of such notice to no longer be terminated (except that Section 9.01(b) shall no longer apply).

SECTION 9.03.  Effect of Termination.  Subject to Section 9.04, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement, except for the provisions of Sections 6.04, 9.02, 9.04, 11.01, 11.04, 11.05, 11.07, 11.08, 11.09, 11.15 and this Section 9.03, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders.

SECTION 9.04.  Right to Pursue Remedies; Exclusive Remedies.  (a)  Except as otherwise provided in this Section 9.04, no party shall have the right to pursue remedies under this Agreement, the Tax Matters Agreement or the Tax Representation Letters.

(b)  If White Mountains shall have committed an Actionable Breach, then (i) Berkshire Hathaway shall have the right to pursue all available remedies with respect to such Actionable Breach and (ii) such right shall survive the Closing or any termination of this Agreement pursuant to Section 9.01 unimpaired.

(c)  If Berkshire Hathaway shall have committed an Actionable Breach, then (i) White Mountains shall have the right to pursue all available remedies with respect to such Actionable Breach and (ii) such right shall survive the Closing or any termination of this Agreement pursuant to Section 9.01 unimpaired.

(d)  Following the Closing, except as provided in Section 9.04(b) or (c) or in the case of (i) matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available or (ii) matters that are explicitly covered in the Tax Matters Agreement, the sole and exclusive remedy of the parties with respect to any and all claims arising from any breach of this Agreement or any of the other matters addressed in Article X shall be pursuant to the indemnification provisions set forth in Article X.

(e)  Following the Closing, except as provided in Section 9.04(b) or (c) or in the case of matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of the Parties with respect to any and all claims arising from any breach of the Tax Matters Agreement or any of the other matters addressed in Article II of the Tax Matters Agreement shall be pursuant to the indemnification provisions set forth in Article II of the Tax Matters Agreement.

ARTICLE X

INDEMNIFICATION

SECTION 10.01.  Survival.  The performance of covenants and agreements contained in this Agreement (other than covenants and agreements to be performed after the Closing) shall expire on the Closing Date.  The representations and warranties contained in (a) Sections 4.04, 4.09, 4.14 and the second sentence of Section 4.08 shall survive the Closing and continue in full force and effect for the twelve (12) month period immediately following the Closing Date (the “Survival End Date”).  The representations and warranties contained in Sections 4.01, 4.02, 4.05, 4.06, 4.19, 5.01, 5.02, 5.03 and 5.06 shall survive in perpetuity with respect only to the matters addressed therein.  For purposes of this Article X, the representations and warranties contained in Sections 4.01, 4.02, 4.04, 4.05, 4.06, 4.09, 4.14, 4.19 and the second sentence of Section 4.08 shall be referred to, collectively, as the “White Mountains Specified Representations”, and the representations and warranties contained in Sections 5.01, 5.02, 5.03 and 5.06 shall be referred to, collectively, as the “Berkshire Specified Representations”.  Notwithstanding the foregoing, if notice of a claim has been given in accordance with Section 10.02(c) prior to (a) with respect to a representation or warranty, the expiration of such representation or warranty, (b) with respect to a covenant or agreement to be performed on or prior to the Closing, the Survival End Date or (c) with respect to a covenant or agreement to be performed after the Closing, the one-year anniversary of the date on which such covenant or agreement is to be performed, then such representation, warranty, covenant or agreement shall survive as to such claim, until such claim has been finally resolved.

SECTION 10.02.  General Indemnification.  (a)  By White Mountains.  From and after the Closing, White Mountains shall indemnify, save and hold harmless the Berkshire Parties and their Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Berkshire Indemnified Parties”) from and against any and all Damages suffered or incurred by any such party to the extent arising out of or resulting from, without duplication: (i) the breach of any White Mountains Specified Representations without giving any effect to any materiality or material adverse effect qualifications therein, or (ii) the breach of any covenant or agreement of this Agreement to be performed by White Mountains or the breach of any covenant or agreement of this Agreement to be performed by any Transferred Subsidiary on or prior to the Closing (other than a breach of Section 6.10 that relates to a representation or a warranty that does not survive the Closing); provided that, White Mountains shall not have any obligation hereunder with respect to any breach set forth in (i) or (ii) above unless the Berkshire Indemnified Parties have made a claim for indemnification pursuant to Section 10.02(c) (x) with respect to a breach of a White Mountains Specified Representation, prior to the expiration of such representation or warranty as set forth in Section 10.01, (y) with respect to a breach of a covenant or agreement to be performed on or prior to the Closing, prior to the Survival End Date, and (z) with respect to a breach of a covenant or agreement to be performed after the Closing, during the twelve (12) month period immediately following the date on which such covenant or agreement is to be performed.

(b)  By the Berkshire Parties.  From and after the Closing, the Berkshire Parties shall jointly indemnify, save and hold harmless White Mountains and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “White Mountains Indemnified Parties”) from and against any and all Damages suffered or incurred by any such party to the extent arising out of or resulting from, without duplication: (i) the breach of any Berkshire Specified Representations without giving any effect to any materiality or material adverse effect qualifications therein, or (ii) the breach of any covenant or agreement of this Agreement by the Berkshire Parties or the breach of any covenant or agreement of this Agreement to be performed by any Transferred Subsidiary after the Closing (other than a breach of Section 6.10 that relates to a representation or a warranty that does not survive the Closing); provided that, neither Berkshire Party shall have any obligation hereunder with respect to any breach set forth in (i) or (ii) above unless the White Mountains Indemnified Parties have made a claim for indemnification pursuant to Section 10.02(c) (x) with respect to a breach of a Berkshire Specified Representation, prior to the expiration of such representation or warranty as set forth in Section 10.01, (y) with respect to a breach of a covenant or agreement to be performed at or prior to the Closing, prior to the Survival End Date, and (z) with respect to a breach of a covenant or agreement to be performed after the Closing, during the twelve (12) month period immediately following the date on which such covenant or agreement is to be performed.

(c)  Procedure.  Any party seeking indemnification under this Section 10.02 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.02.  The liability of an Indemnifying Party under this Section 10.02 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 10.02 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within twenty (20) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.02, except to the extent the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided further that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel).  If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate; provided, however, that it shall act reasonably and in good faith and shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

(d)  Definition of Damages.  The term “Damages” means any actual costs, losses, Taxes, liabilities, obligations, damages, deficiencies, claims, demands and expenses (whether or not arising out of a Third Party Claim), including reasonable attorneys’ fees, and all amounts paid in investigation, defense or settlement of any of the foregoing.  Notwithstanding any provision herein, Damages shall not include any special, indirect, incidental, consequential or punitive damages, unless such damages are paid in connection with a Third Party Claim.

(e)  Payment for indemnification obligations arising under this Section 10.02 shall be subject to the limitations set forth in Section 10.03.

SECTION 10.03.  Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a)  no amount shall be payable by White Mountains pursuant to Section 10.02(a)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.02(a)(i) exceeds U.S. $4,000,000, and then only for the amount by which such Damages exceed such threshold amount; provided that, the above minimum threshold amount shall not apply to Damages resulting from or arising out of the breach of the representations and warranties of White Mountains contained in Sections 4.01, 4.02, 4.05, 4.06 and 4.19, which breaches shall be indemnified against in their entirety (and shall not count for purposes of determining whether Damages have exceeded the minimum threshold amount set forth above);

(b)  no amount shall be payable by the Berkshire Parties pursuant to Section 10.02(b)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.02(b)(i) exceeds U.S. $4,000,000, and then only for the amount by which such Damages exceed such threshold amount; provided that, the above minimum threshold amount shall not apply to Damages resulting from or arising out of the breach of the representations and warranties of the Berkshire Parties contained in Sections 5.01, 5.02, 5.03 and 5.06, which breaches shall be indemnified against in their entirety (and shall not count for purposes of determining whether Damages have exceeded the minimum threshold amount set forth above);

(c)  the maximum aggregate amount of Damages for which indemnity may be recovered by the Berkshire Indemnified Parties pursuant to Section 10.02(a)(i) shall be an amount equal to U.S. $85,000,000; provided that, the above maximum cap amount shall not apply to Damages resulting from or arising out of the breach of the representations and warranties of White Mountains contained in Sections 4.01, 4.02, 4.05, 4.06 and 4.19, which breaches shall be indemnified against in their entirety (and shall not count for purposes of determining whether Damages have exceeded the maximum aggregate amount set forth above); and

(d)  the maximum aggregate amount of Damages for which indemnity may be recovered by the White Mountains Indemnified Parties pursuant to Section 10.02(b)(i) shall be an amount equal to U.S. $85,000,000; provided that, the above maximum cap amount shall not apply to Damages resulting from or arising out of the breach of the representations and warranties of the Berkshire Parties contained in Sections 5.01, 5.02, 5.03 and 5.06, which breaches shall be indemnified against in their entirety (and shall not count for purposes of determining whether Damages have exceeded the maximum aggregate amount set forth above).

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

If to any of the Berkshire Parties, to:

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131
Attention:  Chief Financial Officer
Facsimile:  (402) 346-3375

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071
Attention:  Robert E. Denham
Facsimile:  (213) 687-3702

If to White Mountains or the Company, to:

White Mountains Insurance Group, Ltd.
80 South Main Street
Hanover, New Hampshire  03755
Attention:  Robert Seelig, General Counsel
Facsimile:  (603) 640-2200

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:  Philip A. Gelston
Facsimile:  (212) 474-3700

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5:00 P.M. on a Business Day, otherwise on the next Business Day, or (ii) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested.

SECTION 11.02.  No Third-Party Beneficiaries.  Other than as provided in Section 11.06, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

SECTION 11.03.  Enforcement.  The parties hereto agree that prior to the Closing, money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them prior to the Closing, each of them shall, prior to the Closing, be entitled to the fullest extent permitted by Law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, without bond or other security being required.

SECTION 11.04.  Amendments; Waivers.

(a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.  For the avoidance of doubt, any provision of any Exhibit to this Agreement may be amended if, but only if, such amendment is in writing and is signed by each party to this Agreement.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c)  Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

SECTION 11.05.  Expenses.  Regardless of whether the Transactions are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement, the other Transaction Agreements and the consummation of the Transactions (including legal fees and filing fees).

SECTION 11.06.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  None of the parties hereto shall be permitted to assign its rights or obligations under this Agreement to any Person without the prior written consent of the other parties hereto.

SECTION 11.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 11.08.  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions will be brought exclusively in the state courts of the State of New York located in New York, New York, or in the U.S. federal courts located in the State of New York.  Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

SECTION 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 11.10.  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 11.11.  Interpretation.  When a reference is made in this Agreement to Exhibits, Schedules, Articles or Sections, such reference shall be to an Exhibit, Schedule, Article or Section to this Agreement unless otherwise indicated.  The words “include,” “includes,” “included” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  The words “close of business” shall be deemed to mean 5:00 P.M., New York City time, on the date specified.  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and to the masculine as well as to the feminine and neuter genders of such terms.  The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference in this Agreement to a Person shall be deemed to be a reference to such Person and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all its assets.

SECTION 11.12.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 11.13.  Disclosure Schedules.  When a reference is made in this Agreement to a party’s Disclosure Schedule, such reference shall be to the Disclosure Schedule delivered or deemed delivered herewith on the date of this Agreement by the appropriate party, and not to any supplement to, or change or modification of, such Disclosure Schedule.  The information set forth in one section of a Disclosure Schedule will be deemed to be included in all other relevant sections of such Disclosure Schedule to the extent that the relevancy of such information to such other sections of the Disclosure Schedule is readily apparent from the information so disclosed.

SECTION 11.14.  Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith) and the other Transaction Agreements constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and all written or oral agreements, representations, warranties or covenants previously existing between the parties with respect to such subject matter are cancelled and are not part of this Agreement or the other Transaction Agreements.

SECTION 11.15.  Publicity; Public Announcements.  White Mountains and Berkshire Hathaway will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the date of execution hereof announcing the execution of this Agreement.  Each of White Mountains and Berkshire Hathaway agrees not to, and to cause each of their respective Affiliates not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the Transactions without the prior written consent of the other, except, if, in the reasonable judgment of the party seeking to disclose, such release or statement is required by applicable Law (including the rules and regulations of the United States Securities and Exchange Commission) or by any securities exchange or association on which such Person’s securities are listed or traded (including pursuant to any listing agreement), in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other party, among other things) and thereafter the party required to make the release or announcement is permitted to make such release or announcement.

SECTION 11.16.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.17.  No Strict Construction.  Each party hereto acknowledges that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BERKSHIRE HATHAWAY INC.,

By:	/s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Chief Financial Officer

GENERAL REINSURANCE CORPORATION,

By:	/s/ William G. Gasdaska, Jr.
Name: William G. Gasdaska, Jr.
Title: Chief Financial Officer

WHITE MOUNTAINS INSURANCE GROUP, LTD.,

By:	/s/ Raymond Barrette
Name: Raymond Barrette
Title: Chairman and Chief Executive Officer

RAILSPLITTER HOLDINGS CORPORATION,

By:	/s/ Jason R. Lichtenstein
Name: Jason R. Lichtenstein
Title: Authorized Signatory

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